Exhibit 10.3
SEPARATION AND GENERAL RELEASE AGREEMENT
          This Separation and General Release Agreement (this “Agreement”) is being entered into as of this 10th day of March, 2009, by and between Biolase Technology, Inc. (the “Company”), and Jake P. St. Philip, an individual (“Employee”) (each of the Company and Employee is sometimes hereinafter referred to individually, as a “Party” and collectively, as the “Parties”).
          WHEREAS, Employee and the Company are parties to that certain Employment Agreement, dated as of January 2, 2008 (the “Employment Agreement”).
          WHEREAS, the Parties wish to provide for severance benefits in lieu of any severance benefits provided under the Employment Agreement on the terms and conditions set forth below.
          WHEREFORE in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:
     1. Termination of Employment.
          a. The Company has terminated Employee’s employment, effective as of March 5, 2009 (the “Effective Date”). The Company terminated Employee from his position as the Chief Executive Officer, effective as of the Effective Date. Employee hereby acknowledges receipt of the Company’s notice of termination, and resigns as a member of the Board of Directors of the Company, and from each position as a director, officer and/or employee of the Company or any subsidiary or affiliate of the Company, effective as of the Effective Date.
          b. Employee acknowledges that he has been paid all salary and wages through and including the Effective Date, including without limitation, and any accrued unused vacation benefits, and Employee has been reimbursed for all business expenses. Except as otherwise provided for in this Agreement, the rights and obligations of Employee and the Company under the Employment Agreement terminated on the Effective Date and shall have no further force or effect after the Effective Date.
          c. Provided that within twenty-one days of the date on which Employee receives this Agreement, Employee executes and delivers to the Company the Termination Certification attached hereto as Exhibit A and the Mutual Release and Waiver of Claims (the “Release”) attached hereto as Exhibit B, and further provided that Employee does not revoke the Release in accordance with its terms and conditions, the Company shall provide to Employee, in lieu of any compensation or benefits under the Employment Agreement, the following severance benefits:
          (1) The Company shall pay to Employee $350,000.00, subject to applicable tax withholding, payable (i) one-half on May 9, 2009, and (ii) one-half in twelve (12) consecutive equal monthly installments, commencing on June 1, 2009. The Company shall pay such amount as wages, and report such amount as wages paid on each payment date and shall remit the amount of the required tax withholding to the relevant tax authorities.

          (2) The Company shall pay COBRA premiums for Employee (and his eligible dependents) under the Company’s medical and dental benefit plans, as in effect from time to time, for the twelve (12) month period following the Effective Date. The benefits under such plans shall be provided through insurance maintained by the Company.
          (3) To the extent that it is permissible by law and in compliance with all plan rules, the Company shall pay Employee’s premiums under the Company’s group life insurance, accidental death and dismemberment and disability benefit plans during the twelve (12) month period following the Effective Date. The benefits under such plans shall be provided through insurance maintained by the Company.
          d. Except as provided for in this Agreement, Employee understands and agrees that he is giving up any right or claim to further compensation from the Company. Employee and the Company have no further rights or obligations under the Employment Agreement, except as otherwise specified in this Agreement.
          2. No Admission. Employee and the Company further understand and agree that neither the payment of money nor the execution of this Agreement, including the Release, shall constitute or be construed as an admission of any liability whatsoever by either Party.
          3. Severability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other paragraphs (or portions thereof) shall remain fully valid and enforceable.
          4. No Encouragement of Actions/Cooperation with the Company. Employee agrees that he will not assist any person or entity in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the Effective Date; provided, however, that this Section 4 shall not apply to any legal action arising from or related to this Agreement or to any conduct compelled by or pursuant to applicable law, nor shall it prohibit, in any way, Employee from responding to a subpoena or taking any other action required by law. To the extent Employee is subpoenaed or otherwise requested or required to provide any documents, testimony or other information concerning the Company, he shall notify the Company as soon as practicable, and reasonably cooperate with the Company in opposing any such request or requirement to the extent permitted by applicable law. Employee shall also provide information requested by the Company, and make himself available at reasonable times upon reasonable request to assist the Company in defending or prosecuting any legal action or arbitration to the extent it concerns events occurring during his employment or events as to which he may have knowledge. The Company shall reimburse Employee for any reasonable out of pocket expenses incurred and shall compensate Employee for Employee’s actual time spent, including travel time, providing information or assistance to the Company, under the immediately preceding sentence, at the rate of $250.00 per hour.
          5. No Disparagement. The Company and Employee agree that for a period of ten (10) years after Employee’s employment with the Company ceases, they will not, in any communication with any person or entity, including any actual or potential customer, client, investor, vendor, distributor, or business partner of the Company, or any third party media outlet, make any derogatory or disparaging or critical negative statements — orally, written or otherwise — against the other, or against the Employee’s affiliates, or any of the Company’s directors, officers, or agents (in the case of any of Employee’s affiliates, at such time as they are affiliated with Employee or, in the case of any of the Company’s directors, officers or agents, at such time as they are employed by, or acting for, the Company). The parties acknowledge and agree that the obligation on the part of the Company not to make any derogatory statements as set forth in this paragraph shall only apply to the Company’s officers and directors.
          6. Company Property. Employee agrees to search Employee’s home, office and all other storage areas for all property owned by the Company and to return or destroy and/or delete any located Company property and equipment to the Company within fifteen (15) days of Employee’s execution of this Agreement. In the event Employee discovers Company property or equipment in his possession after such time, Employee shall deliver such materials to the Company immediately upon discovery.
          7. Choice of Law and Venue. The Parties acknowledge and agree that this Agreement shall be interpreted in accordance with California law. If any claims or actions arising out of or relating to this Agreement or Employee’s service with the Company are determined by an arbitrator not to be subject to Section 9, they shall be filed in either the Superior Court of the State of California for the County of Orange, or the Federal District Court for the Central District of California.
          8. Sole and Entire Agreement; Obligations of Employee. With the exception of the terms and conditions of the Release, the Proprietary Information Agreement, and the non-solicitation provisions set forth in Section 6 of the Employment Agreement, this Agreement and the exhibits hereto represent the sole and entire agreement among the Parties and supersedes all prior agreements (including, without limitation, the Employment Agreement), negotiations, and discussions between the Parties hereto and/or their respective counsel. The non-solicitation provisions of Section 6 of the Employment Agreement shall remain in full force and effect and shall survive the termination of Employee’s employment with the Company and the termination of the Employment Agreement, and Employee acknowledges and agrees that the Company shall have the right to communicate with any future or prospective employer of Employee concerning Employee’s obligations under this Agreement, the Proprietary Information Agreement, and the non-solicitation provisions of Section 6 of the Employment Agreement. Employee is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Employee that is not expressly stated herein. Any agreement amending or superseding this Agreement must be in writing, signed by duly authorized representatives of the Parties, specifically reference this Agreement; and state the intent of the Parties to amend or supersede this Agreement. This Agreement may only be modified by a writing signed by both Employee and a duly authorized officer of the Company. In the event the Company fails to provide Employee with the severance benefits set forth in Section 1(c) above, Employee shall have the right to cease performance under this Agreement (but only if the Company does not cure after the expiration of the cure period below and provided that Employee has not otherwise breached this Agreement) by sending two separate written notices to the Company, to the Company’s principal headquarters and one to the attention of the Company’s Chief Executive Officer and the other to the Chairman of the Board, and the Company may cure such failure within thirty (30) business days of receipt such notice(s). If the Company fails to cure such failure within the thirty (30) business day time period, the Release shall be deemed unenforceable by the Company.
          9. Arbitration. The Parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator. Subject to the terms of this Section, the arbitration proceedings shall be governed by the rules of the Judicial Arbitration and Mediation Service (“JAMS”) applicable to employment disputes as they may be in effect from time to time, and shall take place in Orange County, California. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the JAMS pursuant to its rules. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, demurrer, and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the federal rules of civil procedure applicable in the location of the arbitration. The decision of the arbitrator shall be rendered in writing and be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. The arbitrator’s fees and/or any other fees payable to JAMS shall be shared in accordance with the rules of JAMS; provided, however, that Employee shall not be required to pay any such fees that are unique to arbitration and/or would exceed the cost of filing the same claim(s) in a court of competent jurisdiction, and any shortfall shall be borne by the Company. The Parties shall each bear their own attorneys’ fees, witness expenses, expert fees and other costs, except to the extent they may be awarded otherwise by the arbitrator in accordance with applicable law. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim between the Parties, and each of the Parties hereby waives any right to a jury trial with respect to such claims. The successful or prevailing party in any arbitration or other legal proceeding concerning this Agreement shall be entitled to attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which such party may be entitled or awarded. Notwithstanding the foregoing provisions of this paragraph, either party may seek temporary or preliminary injunction relief in any court of competent jurisdiction if such relief is unavailable or cannot be timely obtained through Arbitration.
          10. Headings; Construction of Agreement. The headings in this Agreement are provided solely for the Parties’ convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of this Agreement. Both Parties have been represented by, or had the opportunity to be represented by, counsel in connection with this Agreement.
          11. Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          12. Authority to Execute this Agreement. The person or persons executing this Agreement on behalf of a Party warrants and represents that he has the authority to execute this Agreement on behalf of the Party and has the authority to bind that Party to the performance of its obligations hereunder.
          IN WITNESS WHEREOF, the parties have entered into this Separation and General Release Agreement as of the date first set forth above.
“COMPANY”

BIOLASE TECHNOLOGY, INC.
By:	/s/ George d’Arbeloff
Name: George d’Arbeloff
Title: Chairman of the Board

By:	James R. Largent
Name: James R. Largent
Title: Chairman of the Compensation Committee of the Board

“EMPLOYEE”
/s/ Jake P. St. Philip
Jake P. St. Philip

EXHIBIT A
BIOLASE TECHNOLOGY, INC.
TERMINATION CERTIFICATION
This is to certify that based on a reasonably diligent search by me to date, and to the best of my knowledge, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items which is a trade secret and/or proprietary information belonging to BioLase Technology, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”). If I locate any such materials after the date of this certification, I will cause such materials to be delivered to the Company within two (2) business days.
I further certify that, to the best of my knowledge, I have complied with all the terms of the Company’s Employee Proprietary Information Agreement signed by me.
I further agree that, in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any Business of the Company or any of its clients, consultants or licensees which is proprietary and/or confidential information to the Company.
Date:

Jake P. St. Philip

EXHIBIT B
GENERAL RELEASE AND WAIVER OF CLAIMS
          In consideration of the payments and other benefits set forth in the Separation and General Release Agreement, dated as of March 10, 2009, by and between Executive and the Company (the “Agreement”), to which this form shall be deemed to be attached, Jake P. St. Philip (“Executive”) hereby agrees to the following general release and waiver of claims (“General Release”).
          In exchange for the consideration to be paid and provided to Executive by the Agreement, Executive hereby generally and completely releases Biolase Technology, Inc. (the “Company”) and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring from the beginning of the world to my signing of this General Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (2) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Sarbanes-Oxley Act of 2002, and any other state, federal, or local laws and regulations relating to employment and/or employment discrimination. The only exceptions are claims Executive may have for unemployment compensation and worker’s compensation, Base Salary (through the date of termination), outstanding business expenses, and unused vacation earned through the date of termination of Executive.
          Executive expressly waives and relinquishes any and all rights and benefits Executive now has or may have in the future under the terms of Section 1542 of the Civil Code of the State of California, which sections reads in full as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Notwithstanding said Code Section, Executive knowingly and voluntarily waives the provisions of Section 1542 as well as any other statutory or common law provisions of similar effect and acknowledges and agrees that this waiver is an essential part of this General Release.
          Executive acknowledges that, among other rights, Executive is waiving and releasing any rights Executive may have under ADEA, that this General Release is knowing and voluntary, and that the consideration given for this General Release is in addition to anything of value to which Executive was already entitled as an executive of the Company. Executive further acknowledge that Executive has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the General Release granted herein does not relate to claims under the ADEA which may arise after this General Release is executed; (b) Executive has the right to consult with an attorney prior to executing this General Release (although Executive may choose voluntarily not to do so); and (c) Executive has twenty-one (21) days from the date of termination of Executive’s employment with the Company in which to consider this General Release (although Executive may choose voluntarily to execute this General Release earlier, in which case he voluntarily waives the remainder of the twenty-one (21) day period); (d) Executive has seven (7) days following the execution of this General Release to revoke his consent to this General Release; and (e) this General Release shall not be effective until the seven (7) day revocation period has expired.
          Executive acknowledges his continuing obligations under the Proprietary Information and Inventions Agreement and the non-solicitation provisions set forth in Section 6 of that certain Employment Agreement, dated January 2, 2008, by and between the Executive and the Company (the “Employment Agreement”). Nothing contained in this General Release shall be deemed to modify, amend or supersede the obligations set forth in such agreements.
          By signing this General Release, Executive hereby represents that he is not aware of any affirmative conduct or the failure to act on the part of the Company, its officers, directors, and/or employees concerning the Company’s business practices, its reporting obligations, its customers and/or prospective customers, its products, and/or any other any other aspect of the Company’s business, which Executive has any reason to believe rises to the level of unfair, improper and/or unlawful conduct pursuant to any state or federal law, rule, regulation or order, including, but not limited to, any rule, regulation or decision promulgated or enforced by the Securities and Exchange Commission, or which has been promulgated or enforced by any other state or federal office or administrative body pursuant to the Sarbanes-Oxley Act of 2002.
          With the exception of the terms set forth in the Proprietary Information Agreement, the Agreement, and the non-solicitation provisions set forth in Section 6 of the Employment Agreement, this General Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated herein and the Company is not relying on any promise or representation by Executive that is not expressly stated herein. This General Release may only be modified by a writing signed by both Executive and a duly authorized officer of the Company.

          The parties agree that this General Release does not in any way compromise or lessen Executive’s rights to be indemnified by the Company pursuant to that certain Indemnification Agreement dated January 2, 2008, pursuant to the Company’s by-laws or certificate of incorporation, or otherwise be covered under any applicable insurance policies that Executive would otherwise be entitled to receive and/or be covered by.
          The parties agree that in no way does this General Release preclude Executive from enforcing his ownership rights pertaining to any stock or stock options which may have been purchased by Executive or granted to Executive by the Company pursuant to a written stock option grant and/or as memorialized in a written Board Resolution (or as reported periodically in the Company’s proxy statements).

BIOLASE TECHNOLOGY, INC.
By:
	Name:	George d’Arbeloff
	Title:	Chairman of the Board

Jake P. St. Philip

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